As filed with the Securities and Exchange Commission on December 15, 2005

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

KFX INC.
(Exact name of registrant as specified in its charter)

Delaware	84-1079971
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

 55 Madison Street, Suite 500
Denver, Colorado 80206
(303) 293-2992
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

2004 Equity Incentive Plan
Executive Employment Agreement Stock
(Full title of the plan(s))
___________

William G. Laughlin
Senior Vice President, General Counsel and Secretary
KFx Inc.
55 Madison Street, Suite 500
Denver, Colorado 80206
(303) 293-2992
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service should be sent to:

John B. Wills, Esq. Adam D. Averbach, Esq. Berenbaum, Weinshienk & Eason, P.C. 370 Seventeenth Street, 48th Floor Denver, Colorado 80202 (303) 825-0800

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value, issuable upon the exercise of options granted and that may be granted under the 2004 Equity Incentive Plan	6,000,000 shares (1)	$13.81 - $14.17 (2)	$ 84,701,220	$ 9,063.03
Common Stock, $0.001 par value, issued pursuant to executive employment agreements	1,400,000 shares	$14.17 (3)	$ 19,838,000	$ 2,122.67

Total	7,400,000 shares	$13.81 - $14.17	$104,539,220	$11,185.70

(1)

Includes an indeterminate number of additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) that may be issued to adjust the number of shares issued pursuant to such employee benefit plan as a result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).  The offering price per share and the aggregate offering price are based upon (a) with respect to shares subject to outstanding options granted under the 2004 Equity Incentive Plan, the weighted average exercise price ($13.81) for such outstanding options pursuant to Rule 457(h) under the Securities Act; and (b) with respect to shares available for future grant under the 2004 Equity Incentive Plan, the average ($14.17) of the high ($14.34) and low ($13.99) sales prices of the Registrant’s Common Stock on the American Stock Exchange on December 13, 2005.

(3)

Estimated in accordance with Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of computing the amount of the registration fee, based on the average ($14.17) of the high ($14.34) and low ($13.99) sales prices of the Registrant's Common Stock on the American Stock Exchange on December 13, 2005.

In accordance with the provisions of Rule 462 promulgated under the Securities Act of 1933, this Registration Statement will become effective upon filing with the Securities and Exchange Commission.

The chart below details the calculations of the registration fee:

Securities	Number of Shares	Offering Price Per Share	Aggregate Offering Price	Amount of Registration Fee

Shares reserved for future grant under the 2004 Equity Incentive Plan	5,114,500	$14.17	$ 72,472,465	$ 7,754.55
Shares issuable pursuant to outstanding options under the 2004 Equity Incentive Plan	885,500	$13.81	$ 12,228,755	$ 1,308.48
Shares issued pursuant to executive employment agreements	1,400,000	$14.17	$ 19,838,000	$ 2,122.67

Total				$11,185.70

EXPLANATORY NOTE

                This Registration Statement registers Common Stock of KFx Inc. (the “Company”) to be issued under the KFx Inc. 2004 Equity Incentive Plan (the “Plan”) and issued pursuant to executive employment agreements.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                The documents containing the information specified in Part I will be sent or given to employees participating in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.  These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

                The following documents, filed by the Company with the Commission pursuant to the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

(d)	The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005;

(e)	The Company’s Definitive Proxy Statement for the Annual Meeting of Stockholders held on June 21, 2005;

(f)

The Company’s Current Reports on Form 8-K filed on January 12, 2005, January 21, 2005, February 7, 2005, February 22, 2005, March 15, 2005, April 14, 2005, October 4, 2005, October 11, 2005, October 13, 2005, October 25, 2005 and our Current Reports on Form 8-K/A filed on February 22, 2005 and October 12, 2005;

(g)	The description of the Company’s Common Stock contained in the registration statement on Form 10-SB filed with the SEC on July 11, 1994; and

(h)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (a) above.

                In addition to the foregoing, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities registered hereunder have been issued or that deregisters all securities offered then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities

                Not applicable.

Item 5.  Interests of Named Experts and Counsel

                Not applicable.

Item 6.  Indemnification of Officers and Directors

                Section 102 of the Delaware General Corporation Law, or DGCL, allows a corporation, in its original certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of the DGCL or obtained an improper personal benefit.

                Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorney's fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection therewith.

                Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions.  A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

                The Company has implemented indemnification provisions in its certificate of incorporation, providing that officers and directors shall be entitled to be indemnified by the Company to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any action, suit or proceeding by reason of the fact that he or she is or was an officer or director of the Company.

                The above discussion of the Company’s certificate of incorporation and Sections 102, 145 and 174 of the DGCL is not intended to be exhaustive and is qualified in its entirety by such certificate of incorporation and statutes.

                Under Section 145(g) of the DGCL, the Company maintains insurance on behalf of the directors and officers serving at its request.

Item 7.  Exemption from Registration Claimed

                Not applicable.

Item 8.  Exhibits

                The following exhibits are filed as part of this Registration Statement:

EXHIBIT NUMBER	DESCRIPTION
4.1	Sample Common Stock Certificate (filed as Exhibit 4.1 to the Registration Statement on Form S-3 filed May 7, 2002).*
4.2	Restated Certificate of Incorporation (filed as Exhibit 2.1 to the Registration Statement on Form 10-SB filed March 1, 1994).*

4.3	Certificate of Amendment to Certificate of Incorporation (filed as Exhibit 2.2 to the Registration Statement on Form 10-SB filed March 1, 1994).*
4.4	Second Amended and Restated Bylaws (filed as Exhibit 3.4 to the Annual Report on Form 10-KSB, as amended, for the year ended December 31, 1995).*
5.0	Opinion of Berenbaum, Weinshienk & Eason, P.C. as to the legality of the Common Stock being registered.
10.58	KFx Inc. 2004 Equity Incentive Plan (filed as Exhibit 10.1 to the Current Report on Form 8-K filed December 17, 2004).*
10.59	KFx Inc. 2004 Equity Incentive Plan Stock Option Agreement (filed as Exhibit 10.2 to the Current Report on Form 8-K filed December 17, 2004).*
10.65	Employment Agreement between KFx Inc. and Mark S. Sexton (filed as Exhibit 10.65 to the Current Report on Form 8-K filed October 25, 2005).*
10.66	Employment Agreement between KFx Inc. and Kevin R. Collins (filed as Exhibit 10.66 to the Current Report on Form 8-K filed October 25, 2005).*
23.1	Consent of Berenbaum, Weinshienk & Eason, P.C. (included in Exhibit 5.0).
23.2	Consent of Deloitte & Touche LLP.
24	Power of Attorney (included in the signature page).

*	Indicates exhibits incorporated by reference as indicated.

Item 9.  Undertakings

A.            Subsequent Disclosure.

                The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

	(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these subparagraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            Incorporation By Reference.

                The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Commission Position On Indemnification.

                Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 15, 2005.

KFX INC.
By: /s/ KEVIN R. COLLINS
Kevin R. Collins Executive Vice President of Finance & Strategy and Chief Financial Officer

POWER OF ATTORNEY

                KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark S. Sexton and Kevin R. Collins, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the registration statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates indicated have signed this registration statement below.

Date: December 15, 2005	/s/ MARK S. SEXTON

Mark S. Sexton, Chief Executive Officer and Director (Principal Executive Officer)

Date: December 15, 2005	/s/ KEVIN R. COLLINS

Kevin R. Collins, Executive Vice President of Finance & Strategy and Chief Financial Officer (Principal Financial and Accounting Officer)

Date: December 15, 2005	/s/ THEODORE VENNERS

Theodore Venners, Chief Technology Officer and Chairman of the Board of Directors

Date: December 15, 2005	/s/ STANFORD M. ADELSTEIN

Stanford M. Adelstein, Director

Date: December 15, 2005	/s/ MANUEL H. JOHNSON

Manuel H. Johnson, Director

Date: December 15, 2005	/s/ ROBERT S. KAPLAN

Robert S. Kaplan, Director

Date: December 15, 2005	/s/ JOHN V. LOVOI

John V. Lovoi, Director

Date: December 15, 2005	/s/ JACK C. PESTER

Jack C. Pester, Director

Date: December 15, 2005	/s/ JAMES S. PIGNATELLI

James S. Pignatelli, Director

Date: December 15, 2005	/s/ W. GRADY ROSIER

W. Grady Rosier, Director

Date: December 15, 2005	/s/ JAMES R. SCHLESINGER

James R. Schlesinger, Director

Date: December 15, 2005	/s/ RICHARD S. SPENCER, III

Richard S. Spencer III, Director

INDEX TO EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
4.1	Sample Common Stock Certificate (filed as Exhibit 4.1 to the Registration Statement on Form S-3 filed May 7, 2002).*
4.2	Restated Certificate of Incorporation (filed as Exhibit 2.1 to the Registration Statement on Form 10-SB filed March 1, 1994).*
4.3	Certificate of Amendment to Certificate of Incorporation (filed as Exhibit 2.2 to the Registration Statement on Form 10-SB filed March 1, 1994).*
4.4	Second Amended and Restated Bylaws (filed as Exhibit 3.4 to the Annual Report on Form 10-KSB, as amended, for the year ended December 31, 1995).*
5.0	Opinion of Berenbaum, Weinshienk & Eason, P.C. as to the legality of the Common Stock being registered.
10.58	KFx Inc. 2004 Equity Incentive Plan (filed as Exhibit 10.1 to the Current Report on Form 8-K filed December 17, 2004).*
10.59	KFx Inc. 2004 Equity Incentive Plan Stock Option Agreement (filed as Exhibit 10.2 to the Current Report on Form 8-K filed December 17, 2004).*
10.65	Employment Agreement between KFx Inc. and Mark S. Sexton (filed as Exhibit 10.65 to the Current Report on Form 8-K filed October 25, 2005).*
10.66	Employment Agreement between KFx Inc. and Kevin R. Collins (filed as Exhibit 10.66 to the Current Report on Form 8-K filed October 25, 2005).*
23.1	Consent of Berenbaum, Weinshienk & Eason, P.C. (included in Exhibit 5.0).
23.2	Consent of Deloitte & Touche LLP.
24	Power of Attorney (included in the signature page).

*	Indicates exhibits incorporated by reference as indicated.